Exhibit 10.4

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

PLUMAS bank

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This supplemental executive retirement AGREEMENT (“Agreement”) is made and entered into this 1st day of April 2019, between Plumas Bank (“Bank”), a bank located in Quincy, CA, and Aaron Boigon (“Executive”).

Article 1

Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Except for death, each benefit described is in lieu of any other benefit herein.

Table A: Retirement Benefit

Normal Retirement Date (“NRD”) = November 24, 2040

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s Separation from Service following the Normal Retirement Date.	Annual benefit equal to $65,000 per year (“Annual Benefit”).	Annual Benefit shall be distributed through equal monthly installments representing 1/12th of the Annual Benefit.	Payments shall commence on the first day of the month immediately following the month of Executive’s Separation from Service and shall continue for ten (10) years.

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution

Separation from Service prior to the Normal Retirement Date for reasons other than Separation from Service within twenty-four (24) months following a Change in Control or Separation from Service for Cause.

Accrued Liability Balance, as of the last day of the month immediately prior to Executive’s Separation from Service. The Accrued Liability Balance shall continue to accrue earnings at the Discount Rate until all monthly installments are completely distributed.

		Accrued Liability Balance shall be distributed in equal monthly installments.	Payments shall commence on the first day of the month immediately following the Executive’s attainment of their Normal Retirement Date and shall continue for ten (10) years.
Change in Control followed within twenty-four (24) months by Executive’s Separation from Service.	Annual Benefit as provided in Table A, hereinabove.	Annual Benefit shall be distributed through equal monthly installments representing 1/12th of the Annual Benefit.	Payments shall commence on the first day of the month immediately following the month of Executive’s Separation from Service and shall continue for ten (10) years.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s death while actively employed with the Bank.

Accrued Liability Balance, as of the last day of the month immediately prior to Executive’s death. The Accrued Liability Balance shall continue to accrue earnings at the Discount Rate until all monthly installments are completely distributed.

		Accrued Liability Balance shall be distributed in equal monthly installments.	Payments to the Beneficiary (ies) shall commence on the first day of the month immediately following the Executive’s death and shall continue for ten (10) years.
Death prior to commencement of payments under Table A or Table B.	The same benefit to which the Executive was entitled to prior to the Executive’s death.	Benefit shall be distributed in equally monthly installments.	Payments to the Beneficiary (ies) shall commence on the first day of the month immediately following the Executive’s death and shall continue for ten (10) years.
Death during installment payout of benefit under Tables A or B.	Remaining installment payments, if any, under Table A or B.	In the same form of benefit distribution had the Executive lived.	Payment(s) to the Beneficiary (ies) continue on same schedule as if Executive had lived.

Article 2

Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank and the Bank’s depositors, and to align the interests of the Executive and those depositors. The Bank promises to make certain payments to the Executive, or the Executive’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3

Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive or Beneficiary under the Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1

“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Bank shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which may be adjusted from time to time.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

3.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5	“Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder.

3.6	“Discount Rate” shall mean the rate used by the Bank for determining the Accrued Liability Balance.

3.7	“Effective Date” shall mean April 1, 2019.

3.8

”Plan Year” shall mean each a twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of the Agreement and end on the following December 31.

3.9

“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have had a Separation from Service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

3.10	“Termination for Cause” shall mean a termination of employment for:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank;
(c)	Disqualification from performance of duties by a governmental body or loss of applicable to the job licensure; or
(d)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Bank.

3.11

”Unforeseeable Emergency” shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Executive’s dependent, or the Executive’s Beneficiary, loss of the Executive’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The imminent foreclosure of or eviction from the service provider’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an Unforeseeable Emergency. At all times this definition shall be construed in accordance with the definition under Section 409A. If the Executive seeks to terminate any current deferral elections or re-start the deferral election, it must be done in accordance with Section 409A.

Article 4

Distributions During Lifetime

4.1

Hardship Distribution. The Bank will permit early withdrawals for an Unforeseeable Emergency under certain circumstances arising as a result of events beyond the control of the Executive. The Executive may submit an application for an in-service early withdrawal due to an Unforeseeable Emergency to the Board of Directors. If, in the discretion of the Board, the Executive is permitted to take an early withdrawal due to an Unforeseeable Emergency, the Board shall make a distribution to such Executive from the Deferral Account. Such distribution shall be paid in one (1) lump sum within thirty (30) days, after the Board determines that the Executive is permitted to take an early withdrawal due to an Unforeseeable Emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Executive’s requirements to the extent such emergency is not relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Executive’s assets, (to the extent the liquidation of such assets will not cause severe financial hardship) or by cessation of deferrals.

4.2

Restriction on Timing of Distributions.  Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the Executive hereto is considered a “Specified Employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

4.3

Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall effect and reduce the Executive’s benefits to be paid under this Agreement.

4.4

Change in Form or Timing of Distributions. Any change to the form or timing of distributions hereunder shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator and must comply with the following rules:

(1)	The change may not accelerate the time or schedule of any distribution, except as provided in Code Section 1.409A-3(j)(4);
(2)	The subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
(3)

The payment (except in the case of death, or Unforeseeable Emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(4)	In the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 5

Beneficiary

5.1

Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

5.2

Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

5.3

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 6

General Limitations

6.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement, and all such benefits will be forfeited, if Executive’s employment is terminated for Cause.

6.2

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement, and all such benefits will be forfeited, if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6.3

Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement, and all such benefits will be forfeited, if the Executive commits suicide within three (3) years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if (a) an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage for misstatements of fact made by the Executive on an application for such life insurance or for any other reason or (b) the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

Article 7

Administration of Agreement

7.1

Plan Administrator Duties. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

7.2

Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

7.3

Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 8 relating to such person’s own interests in the Plan.

7.4

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.5

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.6

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

7.7

Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

7.8

Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in the Administrative Services Contract, a statement setting forth the benefits to be distributed under this Agreement.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Article 8

Claims and Review Procedures

8.1

Claims Procedure. If Executive, beneficiary or his or her representative is denied all or a portion of an expected Agreement benefit for any reason and the Executive, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Plan Administrator ("Claimant").

8.1.1

Initiation – Written Claim. Upon receipt of any written claim for benefits, the Plan Administrator shall be notified and shall give due consideration to the claim presented. If any Claimant claims to be entitled to benefits under the Agreement and the Plan Administrator determines that the claim should be denied in whole or in part, the Plan Administrator shall, in writing, notify such Claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the Claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Agreement expects to render a decision. If the claim is denied to any extent by the Plan Administrator, the Plan Administrator shall furnish the Claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;
(b)	a specific reference to the Agreement provisions on which the denial is based;
(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)	an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Plan Administrator to comply with the provisions of this Section 8.1.1 be considered to constitute an allowance of the Claimant’s claim.

8.2	Review Procedure. A Claimant who has a claim denied wholly or partially under Section 8.1.1 may appeal to the Plan Administrator for reconsideration of that claim. A request for reconsideration under this Section 8.2 must be filed by written notice within sixty (60) days after receipt by the Claimant of the notice of denial under Section 8.1.1.

8.2.1 Upon receipt of an appeal the Plan Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Plan Administrator feels such a hearing is necessary. In preparing for this appeal the Claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Plan Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Agreement provisions on which it relies. The Plan Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days, provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the Claimant, prior to the expiration of the initial one-hundred and twenty (120) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. Under no circumstances shall any failure by the Plan Administrator to comply with the provisions of this Section 8.2.1 be considered to constitute an allowance of the Claimant’s claim. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

8.3

Designation. The Plan Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Plan Administrator hereunder.

Article 9

Amendments and Termination

9.1

Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform to written directives to the Bank from its auditors or bank regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2

Plan Termination – Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Table A.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, if this Agreement terminates in the following circumstances:

(a)

Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all benefits hereunder are distributed no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) are terminated so the Trustee and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)

Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Trustee’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

(c)

Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Trustee participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangements that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the appropriate benefit as provided for within this Agreement and determined as of the date of the termination of the Agreement, to the Trustee in a lump sum subject to the above terms.

Article 10

Miscellaneous

10.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

10.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority (ies).

10.5

Applicable Law. This Agreement shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409(A), Treasury Regulation § 1.409A and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Agreement shall be governed by the laws of the state of California, except to the extent preempted by the laws of the United States of America.

10.6

Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

10.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

10.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12

Validity. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed and enforced as if such provision had not been included therein.

10.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971 Atten: Chief Financial Officer

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

10.14

Right to Setoff. The Bank may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to an Executive from this Agreement such amounts as may be owed by a Executive to the Bank, although the Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff. By participating in the Agreement, the Executive agrees to any deduction or setoff under this Section 10.14, which is allowed by law.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

10.15

Limitation on Actions. Executive or Beneficiary who disagrees with a denial of his appealed claim under Article 8 of this Agreement must file any complaint in a federal District Court to dispute such determination (a) within three (3) years of the earlier of the date on which such claim for benefits first accrued or arose under the terms of the Agreement, or (b) within one (1) year after the such claim was denied upon appeal, or deemed denied under Article 8 hereof.

10.16

No Guarantee of Tax Consequences. While the Agreement is intended to provide tax deferral for Executive, the Agreement is not a guarantee that the intended tax deferral will be achieved. Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement. Neither the Bank nor any of its directors, officers or employees shall have any obligation to indemnify or otherwise hold Executive harmless from any such taxes.

10.17

Opportunity to Consult with Independent Advisors. The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 10.19. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:	BANK:

Plumas Bank

/s/ Aaron Boigon	By /s/ Andrew Ryback
Aaron Boigon
Title President and Chief Executive Officer

PLUMAS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

BENEFICIARY DESIGNATION FORM

(  )       New Designation

(  )       Change in Designation

I, ______________________, designate the following as Beneficiary under the Agreement:

Primary:
______________________________________________________________________________ Name Relationship ______________________________________________________________________________ Name Relationship	______% ______%
Contingent:

______________________________________________________________________________

Name                                                                             Relationship

______________________________________________________________________________

Name                                                                             Relationship

______________________________________________________________________________

Name                                                                             Relationship

______% ______% ______%

Notes:

●	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
●	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
●	To name your estate as beneficiary, please write “Estate of [your name]”.
●	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:                  ____________________________________

Signature:           _____________________________________               Date:     _________________

SPOUSAL CONSENT (Required if Spouse is not named beneficiary):

I consent to the beneficiary designation above, and acknowledge that if I am named Beneficiary and our marriage is subsequently dissolved, the designation will automatically be revoked.

Spouse Name:    ____________________________________

Signature:            ____________________________________               Date:     _________________

Received by the Plan Administrator this _____ day of __________________, 2019

By:        _______________________________

Title:     _______________________________